Presentation to the Board of Directors January 17, 2005 Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2004 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. Project Alphabet NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED HEREIN BY "***". SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

These materials are based solely on information contained in publicly available documents and certain other information provided by the managements of L and U. Banc of America Securities LLC ("BAS") has had discussions with certain senior officers of L and U, but does not assume responsibility for the accuracy, completeness or reasonableness of information provided to BAS in such discussions or otherwise and has not attempted independently to investigate or verify such publicly available information, projections, or other information provided to BAS and included herein or otherwise used. With respect to the projections included herein, we have been directed by the management of L to rely on certain publicly available projections and we have assumed that, in the good faith belief of the management of L, such forecasts reflect the best currently available estimates of the future financial performance of L and U. BAS, with your consent, has relied, without independent investigation, upon the accuracy, completeness and reasonableness of such publicly available information and upon the managements of L and U with respect to such projections and other information provided to BAS. Projections involve elements of subjective judgment and analysis, and there can be no assurance that such projections will be attained. BAS independently has not attempted to investigate or to verify such publicly available information, or other information provided to BAS and included herein or otherwise used. BAS expresses no opinion as to such projections or the assumptions underlying them. These materials are being furnished and should be considered only in connection with the oral briefing being provided by BAS in connection herewith. The preparation of these materials was completed on January 15th, 2005. These materials are intended for the benefit and use of L and may not be reproduced, disseminated, quoted or referred to, in whole or in part, or used for any other purpose, without the prior written consent of BAS.

Table of Contents Transaction Overview Relative Value Considerations

I. Transaction Overview

L has reached tentative agreement with the Special Committee of U and its advisors regarding the terms of a transaction by which L will consolidate the 45.8%(a) minority interest of U In the proposed transaction, U minority stockholders will receive the following: 0.2155 shares of L Class A common stock, or, at their election, $9.58 / share in cash, up to a maximum of 20% of value of overall consideration received by U minority stockholders in the aggregate The transaction will be structured as an IRS 351 transaction, via the formation of a new holding company Tax-free transaction Ten-member Board with five members from each of L and U's Boards CEO of U will become CEO of merged entity Transaction is subject to, among other customary conditions, the following: Affirmative vote of a majority of minority U stockholders Majority vote of L stockholders (M executed an agreement to vote his 26.5% voting stake in favor of the transaction) The transaction is beneficial to both companies' stockholders The combination creates one of the largest owners and operators of broadband communications systems outside the US More than 25 million RGUs; Market capitalization in excess of $10 billion; Over $1.5 billion in pro forma EBITDA; and Well-capitalized with a strong balance sheet Simplified corporate and ownership structure Realization of operating synergies Elimination / reduction of L's holding company discount Transaction Summary Estimated, pro forma for U stock acquisition of L interest in Metropolis.

Transaction Summary Source: Company information and Wall Street research. (a) Estimated, pro forma for U stock acquisition of L interest in Metropolis. Cable-only, adjusted for value of public securities and unconsolidated assets. Assumes maximum 20% cash consideration is received by U stockholders.

Source: Company information and Wall Street research. Note: Based on U stock price of $9.64 and L stock price of $43.69 as of January 14, 2005. Cable-only, adjusted for value of public securities and unconsolidated assets. Transaction Structure Options For U Stockholders At present, the cash consideration is at a premium to the stock consideration; above an L stock price of $44.45, the stock consideration will be more attractive than the cash election (a)

CONFIDENTIAL

Relative Stock Price Performance

U's stock price has outperformed L and the cable peer group since L's spin-off in June 2004

Indexed Stock Performance Post L Spin-Off



12/14/04
Last trading day prior to initiation of transaction discussions between L and U
140
130
120
110
100
90
80
70
06/02/04
06/25/04
07/22/04
08/16/04
09/10/04
10/05/04
10/29/04
11/24/04
12/17/04
01/14/05
29.4%
13.9% (a)
13.8%
11.8% (b)
L
U
European Cable Index
US Cable Index

Summary Stock Performance

	Since L Spin-Off	Last Six Months	Last Three Months	Last Month
L	13.8%	27.8%	25.8%	(3.6%)
U	29.4%	45.4%	31.7%	11.2%
European Cable	12.9%	18.6%	16.6%	8.8%
US Cable	12.3%	18.0%	12.8%	(0.8%)

Source: FactSet Research Systems, Inc.
(a) US Cable Index includes Cablevision, Charter, Comcast, Insight and Mediacom.
(b) European Cable Index includes NTL and Telewest.

Banc of America Securities

8

Historical Exchange Ratio Analysis Historical Exchange Ratio (U / L) Summary Statistics Note: Assumes U stock price of $9.64 and L stock price of $43.69 as of 1/14/05. The proposed 0.2155x exchange ratio is at the high end of the range of exchange ratios implied by the market prices of U and L since June 2004 12/14/04 Last trading day prior to initiation of transaction discussions between L and U

II. Relative Value Considerations

Relative Value Considerations Historical Stock Price Performance Analysis of Premiums Paid Relative Value (a) Implied Exchange Ratio Summary U / L Exchange Ratio 10% - 25% squeeze-out premium to one-month prior exchange ratio 10% - 25% squeeze-out premium to current exchange ratio High and low exchange ratio since L spin-off U valued at public market price as of 1/14/05 U valued using comparable company trading multiples U valued using DCF methodology L / U Exchange Ratio 6.4309x 5.6980x 5.1151x 4.6404x 4.2463x 3.9139x 3.6298x 3.3841x Exchange Ratio prior to initiation of transaction discussions (12/14/04): 0.1914x / 5.2249 Deal Exchange Ratio: 0.2155x / 4.6404x 5.3972x 4.4661x 5.3035x 4.2428x 4.7499x 4.1799x 4.1201x 3.6257x 5.5272x 4.4218x Based on a sum-of-the parts valuation for L with a 0 - 20% HoldCo discount and U valued as indicated. 5.1086x 4.0869x

Public Market Valuation Financial Performance (in millions, except per share amounts) Relative Value Considerations Source: Company information and Wall Street research. Pro forma for repurchase of 3 mm shares from Comcast. Pro forma for shares issued to L as consideration for acquisition of L stake in Metropolis. Calculated as attributable net debt proportional to L ownership in its subsidiaries. Comparative Trading Analysis Current Share Price (01/14/05) $43.69 $9.64 Fully Diluted Shares Outstanding 174 (a) % from U 807 (b) Equity Value $7,590 55.1% $7,781 Plus: Net Debt $783 (c) $3,642 Enterprise Value $8,374 $11,422 Less: Unconsolidated & Public Investments ($242) ($514) Adjusted Enterprise Value $8,132 $10,908 L Proportionate '05 - '08 '05 - '08 Ownership % 2005E 2008E CAGR 2005E 2008E CAGR EBITDA U 53.8% $625 $779 8% $1,161 $1,448 8% JCOM 45.4% *** *** ***% JPC 50.0% *** *** ***% L Cablevision PR 100.0% *** *** ***% Total EBITDA $966 $1,384 13% $1,161 $1,448 8% Adjusted Enterprise Value / EBITDA 8.4x 9.4x L U

Relative Value Considerations Source: Factset. (a) Exchange ratios are based on average exchange ratio over the indicated time period vs. taking average stock prices to determine the exchange ratio. Reflects the date after the L spin-off on which the U / L exchange ratio reached its high. Reflects the date after the L spin-off on which the U / L exchange ratio reached its low. Historical Stock Price Performance and Exchange Ratio Analysis

Relative Value Considerations Wall Street Research Analyst Target Prices (a) Calculated based on median L target share price of $49.00.

Relative Value Considerations Analyst Views on L Holding Company Discount Source: Wall Street research and Factset. NAV stands for Net Asset Value. Market prices as of date stated in report.

Relative Value Considerations Source: SDC and public information. Data for squeeze out transactions from January 1, 1995 to current with transaction value over $500 million. News Corp / Fox Entertainment transaction is excluded from average and median calculations. Premiums for all stock deals calculated on an exchange ratio basis, while all other deals are calculated on a price premium. Premiums based on date of amended offers (dates as listed) as IACI's original announcement on June 3, 2003 was withdrawn on June 5, 2002. Analysis of Selected Precedent Squeeze Outs (Greater than $500 million)

CONFIDENTIAL

Relative Value Considerations

L Sum-of-the-Parts valuation assuming U stake is valued at current market value

($ in millions)

		L % Ownership	Attributable Equity Value to L		BAS Valuation		BAS Valuation Methodology
					$	% of Total	
Cash & Equivalents	Estimated Cash Balance	100%		$1,470	$1,470	***%	Face value
	ABC Family Preferred	100%		317	317	***%	Face value, net of estimated tax on gain
	Other	100%		306	306	***%	Face value
	Total			**$2,092**	**$2,092**	***%	Face value
Public Assets	U	54%		$4,185	$4,185	***%	Market value
	News Corp.	< 1%		63	63	***%	At market, net of estimated tax on gain
	The Wireless Group	27%		36	36	***%	Market value
	Total			**$4,284**	**$4,284**	***%	
			Low	**High**			
Private Holdings	J-COM	45%	$ *** -	$ ***	$ ***	***%	9x - 10x attributable 2005E EBITDA and DCF
	JPC	50%	*** -	***	***	***%	10x - 12x attributable 2005E EBITDA
	L Cablevision PR	100%	*** -	***	***	***%	8x - 9x 2005E EBITDA
	TyC	66%	*** -	***	***	***%	6x - 8x 2005E EBITDA
	Pramer	100%	*** -	***	***	***%	6x - 8x 2005E EBITDA
	Other	various	*** -	***	***	***%	At cost
	Total		**$2,388**	**$2,765**	**$2,506**	***%	
	Estimated Net Asset Value		**$8,764 -**	**$9,141**	**$8,882**	**100%**	
	Per Share		**$50.45 -**	**$52.62**	**$51.13**	**100%**	

Source: Wall Street research, Factset, Company filings and Company information.

Banc of America Securities

17

Relative Value Considerations L's holding company discount using various valuation methodologies for U Source: Wall Street research, Factset, Company filings and Company information. (a) Valued at 8.9x 2005E EBITDA, based on median trading multiples for US cable companies.

Selected Publicly Traded Company Analysis Source: Factset, Wall Street research and company filings. Stock prices as of January 14, 2005. All multiples are adjusted for non-cable and/or unconsolidated assets per Wall Street research. U multiple is based on current market share price. CABLE ENTERPRISE VALUE / 2005E EBITDA (a) '05 US Median 8.9x '05 Euro Median 6.1x The multiple implied for U in this transaction is in line with the multiples of its comparable companies (b)

Relative Value Considerations Source: Wall Street research. Company is not expected to be a tax payer during the projection period, per Wall Street research. Assumes approximately 807.1 million fully-diluted shares outstanding, pro forma for stock acquisition of L's interest in Metropolis. Current share price of $9.64 as of January 14, 2004. U Illustrative Discounted Cash Flow (DCF) Analysis - Wall Street Research Case

Relative Value Considerations J-COM Illustrative Discounted Cash Flow (DCF) Analysis - Management Case Source: Company information, reflects 100% consolidated ownership unless otherwise specified. Calculated using US$ exchange rate of 0.0098 per ¥, as of January 14, 2005. ***